Exhibit 10(b)

THIRD AMENDMENT TO
THE INTEGRATED METAL TECHNOLOGY, INC.
401(k) PLAN FOR BARGAINING UNIT EMPLOYEES

        THIS THIRD AMENDMENT to The Integrated Metal Technology, Inc. 401(k) Plan for Bargaining Unit Employees (the “Plan”) is adopted by Integrated Metal Technology, Inc. (the “Employer”) with reference to the following:

        A.        The Employer adopted the Plan in 1991 to provide a retirement savings program for employees who are in the collective bargaining unit represented by Local 6-0410 of the Paper, Allied Industrial, Chemical and Energy Workers International Union, AFL-CIO, Canadian Labour Congress. The Plan was amended and restated in its entirety effective as of January 1, 2001 and further amended thereafter.

B. The Employer wishes to amend the Plan to incorporate changes required by recent collective bargaining regarding plan loans.

NOW, THEREFORE, the Plan is amended as follows:

1. Article 9 of the Plan is renamed:

                                   “WITHDRAWALS DURING EMPLOYMENT AND PARTICIPANT LOANS”.

2. A new Section 9.4 is added to the Plan to read as follows:

9.4 Loans to Participants.

        (a)        Loan Amount. Participants who are employed by the Employer may borrow from their accounts any amount that does not exceed 50% of the accounts or $50,000, whichever amount is smaller. The $50,000 limit will be reduced by an amount equal to the highest balance of any plan loan outstanding to the participant within the previous 12 months. The minimum amount of any loan will be $1,000.

        (b)        Restrictions on Loans. Loans will be permitted only from Pay Deferral and rollover accounts, and the Pay Deferrals and rollover sub accounts of prior plan accounts. Loans will be permitted for any reason, but a participant may have only one loan outstanding at any time.

        (c)        Loan Procedures. Loans will be allocated to a separate loan account for the participant. All expenses incurred in connection with the loan will be charged to the loan account and interest paid on the loan will be credited to the loan account. The Trustee will transfer the loan payments periodically to the participant’s accounts and reinvest them accordingly.

                     Loans must comply with the following:

        (1)        A application for a loan must be made by the participant and submitted to the Trustee. The application must include an authorization by the borrower to repay the loan through payroll deduction arrangements with the Employer. An application that satisfies the provisions of this Section 9.4 will be approved;

        (2)        The period for repayment for any loan will not exceed 10 years if the proceeds of the loan are used to acquire the participant’s principal dwelling unit or five (5) years if the proceeds are used for any other purpose. All loans must be paid in monthly installments of principal and interest, and all loans will become due and payable immediately 90 days after termination of the participant’s employment with the Employer;

(3) Each loan will be evidenced by a promissory note executed by the participant in favor of the Trust. Failure to repay the note in accordance with its terms will constitute an event of default;

        (4)        Each loan will be secured by the assignment of 50% of the interest in and to the participant’s accounts. Upon default by the borrower and failure to cure the default by the end of the plan year, the Trustee will report the default as provided below, but will not enforce the security agreement until the borrower is eligible for a distribution under the Plan and then the promissory note will be included as part of the distribution of benefits;

(5) Each loan will bear interest at a rate determined by the Trustee to be representative of rates charged by commercial lending institutions for comparable loans;

        (6)        No distribution of benefits will be made to or on behalf of a participant unless and until all loans to the participant have been repaid or the participant’s promissory note is included as part of the benefits; and

        (7)        The participant will be responsible for repayment of the participant’s loans. A loan will be in default if the participant fails to pay in accordance with the terms of the note and the loan will be in default at the end of the calendar quarter following the quarter in which a scheduled payment is not made.

        The Trustee will report the default as a distribution and issue IRS Form 1099-R to the participant. If, however, the participant whose loan is in default was on an unpaid leave of absence for not longer than one year, the loan will not be reported as a distribution as long as the loan is repaid within five (5) years of the date on which made and payments after the leave ends are equal to or greater than those required under the terms of the original loan.

3. This Amendment will be effective as of January 1, 2008.

        IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed this ___ day of ____________, 2008.

INTEGRATED METAL TECHNOLOGY, INC. By —————————————— Its ——————————————